EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Partners

Host Hotels & Resorts, L.P.:

We consent to incorporation by reference in the registration statement (No. 333-75055) on Form S-8 of Host Hotels & Resorts, Inc. of our report dated June 22, 2007, with respect to the statements of net assets available for benefits of the Host Hotels & Resorts, L.P. Retirement and Savings Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2006 annual report on Form 11-K of the Host Hotels & Resorts, L.P. Retirement and Savings Plan.

/s/ KPMG LLP

McLean, Virginia

June 25, 2007